     EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS (LOSS) PER SHARE
     ---------------------------------------------------------------------


                                                                         TEN MONTHS
                                                                           ENDED
                                              YEAR ENDED DECEMBER 31     DECEMBER 31,
                                           ----------------------------  ------------
                                                1996           1995          1994
                                           -------------    ----------   ------------
Primary:
Average Common shares outstanding              9,420,020     3,661,751        929,386
Preferred Stock converted to Common
 shares                                               --     1,951,645      3,031,279
Stock options and warrants issued
 during the periods presented, prior to
 the initial public offering using the
 treasury method (offer price of $14
 per share)                                           --       677,612      1,052,461
Net effect of dilutive stock options -
 based on the treasury stock method
 using average market price                           --       210,466             --
Net effect of dilutive warrants - based
 on the treasury stock method using
 average market price                                 --        91,837             --
                                           -------------    ----------   ------------
Total Shares                                   9,420,020     6,593,311      5,013,126
                                           =============    ==========   ============
Net income (loss)                           $(94,474,810)   $  117,885    $(3,739,698)
                                           =============    ==========   ============
Per share amount                            $     (10.03)        $0.02    $     (0.75)
                                           =============    ==========   ============

Fully diluted:
Average Common shares outstanding              9,420,020     3,661,751        929,386
Preferred Stock converted to Common
 shares                                               --     1,951,645      3,031,279
Stock options and warrants issued
 during the periods presented, prior to
 the initial public offering using the
 treasury method (offer price of $14
 per share)                                           --       677,612      1,052,461
Net effect of dilutive stock options -
 based on the treasury stock method
 using average market price                           --       210,466             --
Net effect of dilutive warrants - based
 on the treasury stock method using
 average market price                                 --        91,837             --
                                           -------------    ----------   ------------
Total shares                                   9,420,020     6,593,311      5,013,126
                                           =============    ==========   ============
Net income (loss)                           $(94,474,810)   $  117,885    $(3,739,698)
                                           =============    ==========   ============
Per share amount                            $     (10.03)        $0.02    $     (0.75)
                                           =============    ==========   ============